EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO 763-557-2222	Parice Halbert, CFA Westwicke Partners 443-213-0500

ATS Medical Announces Third Quarter 2009 Results

•	Third quarter 2009 revenue increases 17% compared to the third quarter 2008

•	Company delivers 11th consecutive quarter of double-digit revenue growth and 3rd consecutive quarter of positive EBITDA

•	Company generates positive cash flow for the third quarter

MINNEAPOLIS, MN, November 2, 2009 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for its third quarter ended October 3, 2009.

Third Quarter 2009 Results

Revenue for the quarter was $18.8 million, or 17.3% higher than the third quarter of 2008. Revenue from the Company’s heart valve therapy products, consisting of mechanical valves, tissue valves and repair products, was up 20.5% on a year-over-year basis to $14.2 million. Revenue from the Company’s ATS CryoMaze® cryoablation products for the treatment of cardiac arrhythmias was $4.5 million, an increase of 12.0% compared to the third quarter of 2008. Excluding the impact of foreign currency fluctuations revenue growth for the quarter was 19.4% overall, 23.0% for heart valve therapy products and 12.6% for cryoablation products.

Gross profit margin for the third quarter of 2009 was 62.9% vs. 59.1% in the third quarter of 2008, continuing the trend of significant margin improvement. Year-over-year gross margin improvements were primarily the result of lower mechanical valve and ATS CryoMaze product costs resulting from increased production.

Operating loss for the third quarter of 2009 was $0.6 million compared with an operating loss of $2.8 million in the third quarter of 2008. The net loss for the third quarter of 2009 was $1.0 million, or $0.01 per share, compared with $3.7 million, or $0.06 per share, in the third quarter of 2008.

The Company also reported non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) in the third quarter of 2009 of $1.1 million compared to an EBITDA loss of $1.6 million in the third quarter of 2008. A reconciliation of net loss to non-GAAP EBITDA for these periods is provided in a schedule accompanying this press release. The Company ended the third quarter with $12.1 million in cash and generated positive cash flow during the quarter of $770,000.

“Our third quarter financial performance was strong, once again yielding robust sales growth, margin expansion and profitability improvements, which are particularly gratifying given the challenging global economic environment,” said Michael Dale, President and Chief Executive Officer. “Importantly, in the third quarter we generated positive cash flow of more than $700,000. The leverage we are experiencing in our business significantly enhances our ability to capitalize on our strategic initiatives and related new product development.”

Product Highlights

Mechanical Heart Valves

•	Mechanical valve revenue was $11.6 million in the third quarter of 2009, an increase of 10% over the third quarter of 2008.

•	The Company saw significant ATS Open Pivot® Mechanical Heart Valve sales growth in Asia and continued to benefit from the recent launch of the AP360 valve in Japan.

•	Two significant long-term Open Pivot valve studies were made public in Q3. The authors Van Nooten and Sezai both report very positive 15 year experiences with the Open Pivot valve with excellent outcomes and low complication rates. These papers are a strong addition to the growing body of science supporting the lower propensity for thromboembolic complications with the fundamentally superior Open Pivot design.

Tissue Heart Valves

•	Tissue valve revenue during the third quarter of 2009 was $1.4 million compared to $0.3 million in the comparable quarter of 2008.

•	In September, the Company announced that Columbia University Medical Center achieved a milestone 100 implants of the ATS 3f® Aortic Bioprosthesis. The Columbia University surgeons have utilized the ATS 3f® Aortic Bioprosthesis predominantly in small aortic roots where conventional stented tissue valves often involve a tradeoff in terms of clinical performance.

•	ATS sponsored a 3f Revolution Symposium at the EACTS meeting in Vienna that included a faculty of key opinion leaders in aortic valve surgery. Professor Sven Martens from JW Goethe University in Frankfurt, Germany presented his results with the ATS 3f® Enable™ valve demonstrating excellent pressure gradients and good outcomes. Professor Thierry Carrel from the University of Berne, in Berne Switzerland presented on his surgical approach in performing a biological Bentall procedure

Heart Valve Repair

•	Heart valve repair revenue in the third quarter of 2009 was $1.2 million, an increase of 29% compared to the third quarter of 2008.

•	The Company announced FDA approval and first implants of a new ATS Simulus semi-rigid band. The semi-rigid band expands the Company’s annuloplasty repair product portfolio to meet broader clinical applications. The Company anticipates at least one additional repair product launch prior to the end of 2009.

Surgical Ablation

•	Cryoablation revenues of $4.5 million in the third quarter of 2009 increased 12% over third quarter of 2008.

•	The third quarter saw the early stages of U.S. launch for the new ATS CryoMaze® 10-S Surgical Cryoablation Probe, which offers increased support throughout the length of the ablation segment. The increased rigidity of the probe addresses the preference of some surgeons to have a cryoablation probe with the feel of a more substantial surgical instrument. The ATS CryoMaze 10-S Probe has optimal shape retention while remaining distinctly malleable by hand. This combination of attributes makes the probe particularly useful in minimally invasive cardiac arrhythmia procedures.

•	The Company received CE Mark for the new ATS CryoMaze 10-S Probe in October. European launch of the 10-S Probe will begin in the fourth quarter.

“Our focused R&D investments continue to deliver new products that are specifically designed to meet the unique needs of our cardiac surgeon customers around the world,” commented Mr. Dale. “We have confidence that we have the right portfolio of current and upcoming products to deliver continued growth and expand our market presence in all segments.”

2009 Guidance

For the full year 2009 the Company re-affirmed its previous revenue guidance of $77 to $79 million. Additionally, the Company anticipates it may generate net income in the fourth quarter of 2009.

Conference Call Today

ATS management will host a conference call today, November 2, 2009, at 5:00 p.m. ET to discuss its 2009 third quarter financial results and current corporate developments. The dial-in number for the conference call is 866-700-0161 for domestic participants and 617-213-8832 for international participants with a passcode of 96839682. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 888-286-8010 for domestic participants and 617-801-6888 for international callers, using the passcode 52986153.

Disclosure of Non-GAAP Financial Measures

ATS reports its financial results in accordance with generally accepted accounting principles (GAAP). In addition, from time to time, we include other measures in our releases which are not prepared in accordance with GAAP. Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. Non-GAAP financial measures used by ATS may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. In this release we have included disclosures of earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure, for the third quarter and first nine months of 2009 and 2008. We use EBITDA in our internal analysis and review of our operational performance. We believe that this non-GAAP measure provides investors with useful information in comparing our operational performance over different periods. By using this non-GAAP measure we believe investors get a better picture of the performance of our underlying business. We have also included as an attachment to this release a schedule which reconciles net loss reported in accordance with GAAP to the EBITDA amounts presented above.

About ATS Medical

ATS Medical, Inc. is dedicated to “Advancing The Standards” of cardiac surgery through the development, manufacturing and marketing of innovative products and services for the treatment of structural heart disease. ATS Medical serves the cardiac surgery community by focusing on two distinct but operationally synergistic market segments: heart valve disease therapy and surgical ablation of cardiac arrhythmias.

ATS was originally founded to develop the ATS Open Pivot® heart valve as a new mechanical heart valve standard of care. Today the Open Pivot heart valve is the preferred mechanical heart valve in many markets around the world and the fastest growing mechanical prosthesis in the market. Building on this legacy and addressing the largest market segment in heart valve therapy, the ATS 3f® brand encompasses an innovative tissue heart valve portfolio to address conventional open surgery requirements as well as the growing demand for less invasive, sutureless procedures. The ATS 3f® portfolio includes offerings at various stages including early product development, pivotal clinical trials, and market commercialization. Completing the portfolio in heart valve therapy is the ATS Simulus® annuloplasty product line. Simulus products assist the surgeon in repairing a patient’s native heart valve as an alternative to replacement. Continuing ATS Medical’s focus on serving the cardiac surgery community are the ATS CryoMaze® products for surgical cryoablation of cardiac arrhythmias. ATS CryoMaze® products are used by surgeons to treat patients suffering from cardiac arrhythmias, the largest and fastest growing form of structural heart disease in populations over 60 years of age. The ATS Medical web site is http://www.atsmedical.com.

Cautionary Statements

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements
of Operations
(in thousands except per share amounts)
	Quarter Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
Net sales	$18,827	$16,044	$57,011	$47,789
Cost of goods sold	6,983	6,570	20,153	19,077

Gross profit	11,844	9,474	36,858	28,712

Operating expenses:
Sales and marketing	6,950	7,059	21,976	20,693
Research and development	2,226	1,843	6,087	6,351
General and administrative	2,438	2,431	7,345	8,199
Amortization of intangibles	812	891	2,412	2,672

Total operating expenses	12,426	12,224	37,820	37,915

Operating loss	(582)	(2,750)	(962)	(9,203)

Interest expense, net	(644)	(700)	(2,057)	(1,976)
Other income (expense), net	383	(241)	501	637

Net loss before income taxes	(843)	(3,691)	(2,518)	(10,542)
Income tax expense	(132)	(55)	(314)	(284)

Net loss	($975)	($3,746)	($2,832)	($10,826)

Net loss per share:
Basic and diluted	($0.01)	($0.06)	($0.04)	($0.18)

Weighted average number of shares outstanding:
Basic and diluted	71,941	62,300	71,626	60,691

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	October 3,	December 31,
	2009	2008
Assets
Cash and short-term investments	$12,092	$20,895
Accounts receivable	14,416	14,532
Inventories, net	21,352	20,208
Prepaid expenses	2,160	958

Total current assets	50,020	56,593

Property and equipment, net	6,613	7,031
Intangible assets	46,738	49,131
Other assets	1,526	2,226

Total assets	$104,897	$114,981

Liabilities & shareholders’ equity
Accounts payable	$3,780	$4,054
Accrued compensation	2,349	3,537
Current maturities of bank notes payable	2,646	2,646
Payable to CryoCath Technologies Inc.	—	1,910
Payable to CarboMedics Inc.	—	4,500
Other accrued liabilities	2,648	2,257

Total current liabilities	11,423	18,904

Convertible senior notes payable	17,626	17,533
Bank notes payable	1,764	3,969

Shareholders’ equity	74,084	74,575

Total liabilities & shareholders’ equity	$104,897	$114,981

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Nine Months Ended
	October 3,	September 27,
	2009	2008
Operating activities
Net loss	($2,832)	($10,826)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	3,828	4,331
Stock-based compensation expense	1,885	1,184
Deferred income taxes	201	144
Non-cash interest expense	601	499
Change in value of warrant liability and derivative liability bifurcated from convertible senior notes	(26)	(286)
Changes in operating assets and liabilities	(8,045)	(1,167)

Net cash used in operating activities	(4,388)	(6,121)

Investing activities
Maturities of short-term investments, net of purchases	—	4,189
Payments for business acquisitions	(2,000)	(2,000)
Purchases of furniture, machinery and equipment	(990)	(1,208)
Other	460	—

Net cash provided by (used in) investing activities	(2,530)	981

Financing activities
Payments on notes payable	(2,205)	(1,323)
Net proceeds from issuance of common stock	236	4,002
Other	29	108

Net cash provided by (used in) financing activities	(1,940)	2,787

Effect of foreign exchange rate changes	55	(615)

Decrease in cash and cash equivalents	($8,803)	($2,968)

ATS Medical, Inc.
Selected Revenue Information
(in thousands)
	Quarter Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

Heart valve therapy	$14,163	$11,755	$42,144	$34,529
Surgical arrhythmia	4,491	4,011	14,117	12,245
Surgical tools & accessories	173	278	750	1,015

Total revenue	$18,827	$16,044	$57,011	$47,789

ATS Medical, Inc.
Reconciliation of GAAP
Net Loss to Non-GAAP
EBITDA
(Unaudited, in thousands)
	Quarter Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
Net loss, as reported	$(975)	$(3,746)	$(2,832)	$(10,826)
Adjustments to net loss:
Interest expense	648	729	2,081	2,151
Income tax expense	132	55	314	284
Depreciation	476	494	1,416	1,659
Amortization of intangibles	812	891	2,412	2,672

Earnings (loss) before interest, taxes,
depreciation and amortization (EBITDA)	$1,093	$(1,577)	$3,391	$(4,060)

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